Exhibit 99.1

Genius Brands International

Second Quarter 2017 Financial Results and Business Update

August-14-2017

Confirmation #13668963

Operator: Greetings, ladies and gentlemen, and welcome to the Genius Brands International Incorporated Conference Call to discuss the second quarter 2017 financial results and business update.

At this time, all participants are in a listen only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance for the conference, please press star, zero on your telephone keypad.

It is now my pleasure to introduce your host, Mr. Michael Porter. Please go ahead, sir.

Mr. Michael Porter: Thank you, operator. Good afternoon and welcome, everyone, to the Genius Brands International 2017 second quarter financial results and business update conference call. Joining me today on the call is Mr. Andy Heyward, the company's Chief Executive Officer, and Ms. Rebecca Hershinger, the company's Chief Financial Officer.

Before we begin, I will read the Safe Harbor statement. Certain statements in this conference call constitute forward looking statements within the meaning of the Federal Securities laws. Words such as may, might, will, should, believe, expect, anticipate, estimate, continue, predict, forecast, project, plan and can or similar expressions or statements regarding the intent, belief, occurring expectations are forward looking statements. While the company believes these forward looking statements are reasonable, undue reliance should not be placed on any such forward looking statements, which are based on information available to us as of the day of this call. The forward looking statements are based on current estimates and assumptions and are subject to various risks and uncertainties, including without limitations those set forth in the company's filings with the SEC.

Thus, actual results could material differently. The company expressly disclaims any obligation to update or alter statements whether as a result of the new information further or otherwise except as required by law.

It is now my pleasure to turn the call over to Mr. Andy Heyward, of Genius Brands. Good morning Andy and you may go ahead.

Mr. Andy Heyward: Good afternoon back to you, Michael. Thank you.

Good afternoon, everyone. I'm Andy Heyward, Chairman and CEO of Genius Brands International. To begin our call this afternoon, I'm going to say a few brief words about our business before turning it over to Rebecca Hershinger, our CFO, who will discuss our financial results for the second quarter. Then before taking questions, I will conclude the prepared remarks by talking about the outlook for the company for the second half of the year as well as some very exciting trends within the industry that speak to the increasing value of the company.

As I've talked about in previous calls, Genius Brands has two fundamental pillars of value. The first is our catalog of content and the second is our Kid Genius Cartoon Channel. If I were to say this another way, it means we are simultaneously an owner of content and an owner of a distribution platform for content. In other words, we participate actively across the value chain of kids' entertainment.

Each of these are valuable in its own right, but the combination of the two is incredibly powerful, a dynamic which has been seen in our industry time and time again to be very, very valuable.

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I'm going to talk more about that dynamic in a few minutes, but I'll turn the call over to Rebecca now, our CFO, who will discuss the second quarter results, especially around that first pillar of value in the world of entertainment. These are the most coveted assets that exist, and I'm going to be excited to share more with you after Rebecca speaks.

Ms. Rebecca Hershinger: Thank you, Andy.

I'm Rebecca Hershinger, Chief Financial Officer of Genius Brands International. I will now review our financial results for the second quarter. This review and all of our financial statements, unless otherwise noted, are prepared in accordance with US GAAP.

Our balance sheet continues to strengthen. As of June 30, 2017, our film and television cost asset totaled $3.8 million as compared to $2.3 million as of December 31, 2016. The majority of these additions in the period were related to the continued production of Llama Llama and Space Pop as well as the beginning of production of Rainbow Rangers.

The other key item of note on our balance sheet is our deferred revenue. As of June 30, 2017, our deferred revenue totaled $5 million compared to $3.1 million as of December 31, 2016. Deferred revenue measures the activity around our brands and is especially relevant during a period of continued investment in those brands.

For example, while we cannot disclose the specifics of specific deals, included within deferred revenue are future license fees and advances against guaranteed minimum revenues that we have collected for our Rainbow Rangers property. While the property is just beginning production, the interest in the brand has been growing, resulting in the execution of numerous new deals with licensees during this period. All of these types of fees and advances are recorded as deferred revenue until such time as they convert to top line revenue once all revenue recognition criteria have been achieved.

Switching to our P&L, total revenue increased by 11 percent to $196,132 for the three months ended June 30, 2017 from $176,332 for the prior period. The majority of this increase was in our television and home entertainment business resulting from increased licensing activity related to our Space Pop property compared to the prior period. For the six months ended June 30, 2017, total revenue was $394,221, decreasing from $528,225 in the prior period. The majority of this decrease was in our television and home entertainment business, resulting from fewer license fees in the current period for Thomas Edison's Secret Lab offset by increased licensing activity related to our Space Pop property.

As noted in all of our filings, fluctuations in the television and home entertainment business can naturally occur period over period based on the achievement and satisfaction of revenue recognition criteria. These criteria include the start of a license period and the delivery of content to the customer. As such, these fluctuations can make period over period comparisons difficult.

Overall, the three and six months ended June 30, 2017 showed improvements in the operating expenses category as compared to the prior periods. For the three months ended June 30, 2017, operating expenses totaled $1,452,062 as compared to $1,607,153 in the prior period. For the six months ended June 30, 2017, operating expenses decreased to $2,865,560 compared to $3,610,763 in the prior period.

Specifically, marketing and sales expenses decreased a modest $18,776 for the three months ended June 30, 2017 compared to the prior period, primarily due to modest decreases in spending related to sponsorships and promotions during the quarter pursuant to our Space Pop marketing plan. These same expenses decreased $190,904 for the six month period ended June 30, 2017 compared to the prior year period, primarily due to those same decreases in spending related to the Space Pop marketing plan as well as fees paid to a consultant for the execution of a distribution contact in the prior period without similar activity in the current period.

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Direct operating costs include items such as amortizable post production cost, film and television cost amortization expense and participation expense. These direct operating costs decreased as well in the current period as compared to the prior period. During the three months ended June 30, 2017, we recorded film and television cost amortization expense of $3,482 and participation expense of $13,148 compared to prior period expenses of $17,644 and $0 respectively. These decreases are related to decreased television and home entertainment revenue related to Thomas Edison's Secret Lab in the current period compared to the prior period.

During the six months ended June 30, 2017, we recorded film and television amortization expense of $8,086 and participation and music royalties of $25,862 compared to the prior period expenses of $135,157 and $0 respectively. These decreases are again related to decreased television and home entertainment revenue in the current period compared to the prior period.

General and administrative cost for the three months ended June 30, 2017 decreased $112,670 compared to the same period in 2016. This change resulted from decreases in share based compensation expense of $129,336 and in salaries and wages of $27,620, offset by increases in professional fees of $58,403 and then bad debt expense of $16,730.

General and administrative cost for the six months ended June 30, 2017 decreased $313,849 compared to the same period in 2016. This change resulted from decreases again in share based compensation of $472,329, offset by increases in professional fees of $127,912 and in bad debt expense of $16,730.

In aggregate, the combination of these improvements in revenue and improvements in cost results in our net loss per share improving from a loss of 30 cents per share for the three months ended June 30, 2016 to a loss of 22 cents per share for the three months ended June 30, 2017. Similarly, for the six months ended June 30, 2016, net loss per share was 74 cents with the net loss per share decreasing to a net loss of 47 cents per share for the six months ended June 30, 2017.

And now with that, I will turn the call back over to Andy Heyward, our CEO, who will conclude our prepared remarks about the company.

Mr. Andy Heyward: Thank you, Rebecca.

Well, as Rebecca noted, the second quarter was one of continued investment in both our kids channel, Kid Genius Cartoon Channel, our catalog asset growth in creation and activity around our brands. Now I'll take a few moments to discuss the remainder of 2017 and into 2018.

Throughout the remainder of 2017, we're very excited about our catalog of content continuing on its growth trend. By the end of the year, we anticipate delivering Llama Llama to Netflix. That's 30 episodes at which time we anticipate recognizing the revenue associated with those earned license fees from Netflix into 2018--by the way, I'm going to say a little bit off script, as well, that I love this show, and I'm very optimistic that we're going to get a pickup for a second season, and I think the client is very high on it, as well--into 2018, the consumer product program around the animated series will be taking hold, as well.

We've talked in the past about our new production Rainbow Rangers. We've licensed 52 11-minute episodes to the number one kids' channel in the country, Nick Jr., and Mattel, the number one toy company in the world, signed on earlier this year as our master toy partner.

As Rebecca discussed, in addition to these partners, during the second quarter, we signed a series of other licensees who paid us advances against guaranteed minimum revenues, all of which are recorded in deferred revenue as the property is just now beginning production. They're the strongest and most respected licensees in their quarters. They are fundamental licensees for the Walt Disney Company, for Warner, for Nickelodeon, among others. They've got the strongest retail distribution, and they earn lots of money for their licensors.

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In addition to Mattel, we are going to be announcing tomorrow morning at the opening of the market new other licensees, Global Concepts, which does bags and luggage, Handcraft, which does underwear, and Taste Beauty, which does bath and beauty products. So, we've got, you know, a whole bunch of--oh, and then we've already announced--forgive me--as well, Bentex, which is doing apparel, Franco Manufacturing doing bedding and home décor, HER Accessories doing accessories. So, there's a whole broad array of licensees already in place for Rainbow Rangers, and it's been very much since we announced the deal with Mattel and Nickelodeon the talk of the industry.

In our Space Pop and Thomas Edison's Secret Lab properties, they're currently in the market globally with exciting retail programs scheduled for the fourth quarter at Claire's, Spirit Halloween and Calendar Club as well as international broadcasters now such as National Geographic Kids in Latin America.

For the second pillar of value that I mentioned earlier, the Kid Genius Cartoon Channel, we currently have a reach into over 60 million US TV households. That's from a combination of cable, broadcast and OTT distribution, over the top distribution on platforms such as Comcast, XFINITY, On Demand, ROKU, Apple TV, Google, and we anticipate that reach will continue to grow throughout the remainder of 2017.

Let me provide a little context for everyone. There are 105 million U.S. television households. To the best of my knowledge, there are only four kids' program services with more distribution than ourselves. That's Disney Channel, which is owned by the Walt Disney Company, Nickelodeon, which is owned by Viacom, Cartoon Network, which is owned by Werner's, and Sprout, which is owned by Universal.

We're in very thin air. We're up there with the big boys. Those are all multi-billion dollar valued distribution platforms.

As I stated in my opening, the two pillars of value for the company are the creation of catalog content and the Kid Genius Cartoon Channel. I say it again because it bears repeating. This means we are an owner of catalog content and an owner of a distribution platform.

Over the past few weeks, there have been several announcements made within the industry that validate our business model. First, in the past few weeks, there have been two significant acquisitions which highlight the value of catalog content and the value of owned distribution - first, Netflix's acquisition of Millarworld. Second is Sony's acquisition of 95 percent of Funimation Productions for $143 million.

Millarworld is a 14 year old comic book company--comic book publishing company. They own about 18 different brands. They've monetized those brands in different ways - publishing, movies, clothing, video games, toys, etc. Funimation not only owns a catalog of content and brands but also an on demand service called Funimation Now, which is available on multiple platforms like Play Station and IOS, Android, Xbox, etc.

These acquisitions are a validation of our business model and the two pillars of value creation that we have, content and distribution. Some companies have one. Some companies have another. Very few companies have both.

Next, Disney announced that, at the end of its license agreement with Netflix--and I'm sure most people have seen this because it's been everywhere in the broad consumer press--it's not going to be providing new content to Netflix any longer. Rather, it's going to launch its own direct to consumer streaming service in 2019.

Disney's decision to create its own direct to consumer platform confirms what we already know - there's power in owning your own distribution channel, especially one which allows people to consume content however they wish whenever they wish. For kids especially, long gone are the days of watching Saturday morning cartoons at times prescribed by a TV channel. We know kids today have nothing to do with that model. Kids want to consume the content on their computers, on their iPads, in the car, on the go, in the--not just in the family room in front of the television set.

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So, we're in a very exciting time, and I couldn't be more excited about Genius Brands, where we're going, our various brands that we have that are extremely diversified across the spectrum of kids' content, some being for boys, some being for girls, some being for toddlers, some being for tweens. And time and time again, we see validation in the industry of our business model. We're executing upon that plan on all fronts to create value for our shareholders.

Before we take questions, I want to let the listeners know that, if you have any follow up questions or comments, please feel free to contact Michael Porter. He's really a nice guy, even though sometimes he's a little gruffy.

And, operator, we're now ready to take a limited number of questions.

Operator: Thank you. Ladies and gentlemen, if you'd like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you'd like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up the handset before pressing the star keys. One moment please while we poll for questions.

Our first question comes from the line of Jim Mcilree with Chardan Capital. Please proceed with your question.

Mr. Jim Mcilree: Thanks and good afternoon. So, the Llama Llama gets delivered to Netflix in Q4, and you recognize revenue, but have you collected all or most of the cash that will be booked as revenue, or is that--is there is going to be some significant amount of cash collected, as well.

Ms. Rebecca Hershinger: Hi, Jim. It's nice to hear from you. As you know, as we've said in the past, our contracts with customers do have confidentiality clauses in which we can't disclose specific timing of payments and payment terms. What I can say about the deferred revenue account and what it's comprised of, I can give some specifics without talking about specific properties - $3.5 million of that $5 million is related to Sony. There's about another $350,000, which represents additional deals that are--represent a number of different products, a number of different brands.

So, we can't necessarily talk about exactly what is in deferred revenue and what exactly has been collected, but I'm hopeful that that will help you sort of understand the--.

Mr. Andy Heyward: Llama Llama.

Ms. Rebecca Hershinger: I understand. I--the short answer is we're prohibited by our agreement from discussing payment terms around specific deals.

Mr. Andy Heyward: And specifically in that Netflix--.

Mr. Jim Mcilree: --Got it, got it.

Ms. Rebecca Hershinger: Specifically within the Netflix deal, we are--.

Mr. Jim Mcilree: --Right--.

Ms. Rebecca Hershinger: --There is confidentiality associated with that contract that we can't talk about payment terms and when they occur.

Mr. Andy Heyward: Yeah, I'm going to add one--.

Mr. Jim Mcilree: --Understood--.

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Mr. Andy Heyward: --I'm going to add one tiny little piece of color to this is that, if you can imagine, Netflix is doing business with a number of different producers out there, and different deals have different terms with them, they pay different prices per episode with different production companies, and they're very precious about not letting that information get out.

Having said that, I can tell you we were very handsomely paid. They wanted a first class production, and they're going to get a first class production. We've had some of the strongest and most sought after talent in the industry working on this series.

Mr. Jim Mcilree: Okay, got it, thank you. And I appreciate the exploration into the deferred revenue.

One other question - on Rainbow Rangers, can you talk about the total production cost you expect and how much you've incurred to date?

Mr. Andy Heyward: Can I [unintelligible]. There, once again, we can't, and the reason is that we have a deal with Mattel that provides we spend a certain amount of money, we have a deal with Nickelodeon that anticipates that same amount of money. Those deals are, once again, confidential.

I can say, to the extent that it gives you some comfort, both of those series are being produced to the very highest standards, because as you know, we recruited a team that came out of Disney Theatrical for them. The creation of the program was done by Rob Minkoff, who was the director of Lion King, among other things, and Shane Morris, who was the co-writer of Frozen. You can't get in higher royalty than those two people. The head writer is a woman named Elise Allen, who is doing the Lion King spinoff right now for Disney right now called Lion Guard, and everybody associated with the team came out of that world--Ruben Aquino doing all of the designs.

So, obviously, this is a high end project. It's got--you know, it's going to be nurtured in every way possible. The gentleman who did the designs I mentioned, Ruben Aquino, he designed every character from Disney Theatrical since Little Mermaid through Frozen.

So, we've started the production. We've been spending on it. We're in pre-production right now. And we have a number of partners overseas that will be engaged in the production, as well, and absorbing some of the cost of the production.

Mr. Jim Mcilree: Got it. And so, do you deliver all 52 episodes in one block, or do you deliver a certain portion over time--?

Mr. Andy Heyward: --That hasn't been determined yet because our primary broadcast partner is Nickelodeon, and they don't require that necessarily. In the case of Netflix with Llama Llama on the other side of the coin, we have to deliver every episode in one block, and they have to be dubbed into 21 different languages because they go--their distribution platform is day date worldwide. So, they put out the entire series on one day worldwide in all languages. That's not how Nickelodeon does it. We might be able to deliver to them, you know, batches of half a dozen episodes at a time or something like that. We haven't come to that yet. But, we will be delivering by fourth quarter 2018 because that is where the consumer products program is all going to blast off from.

Mr. Jim Mcilree: And when you say deliver by Q4, you mean the entire set or just at least some of the episodes--?

Mr. Andy Heyward: --Well, the programs will start being broadcast then. We might stagger--.

Mr. Jim Mcilree: --Okay, okay--.

Mr. Andy Heyward: --The delivery through the course of broadcast, but there'll be enough to start it, and it won't stop once we deliver it.

Mr. Jim Mcilree: Okay, great, got it. Great. Excellent. Thank you so much. Appreciate it, and that does it for me.

Ms. Rebecca Hershinger: Thanks, Jim.

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Operator: Thank you. Our next question comes from the line of Ishfaque Faruk with Westpark Capital. Please proceed with your question.

Mr. Ishfaque Faruk: Hi, good afternoon. Thanks for taking my question. Andy, in terms of the industry landscape, Netflix--Disney is pulling out all of its content from Netflix at the end of 2019, except for Marvel. How do you think, you know, content creators like Genius Brands will be affected because they will--Netflix will pretty much be short on the children's content for their existing catalog?

Mr. Andy Heyward: Well, you know, Netflix has a very huge appetite for content. It's one of the go-to places for so many kids today. They're going to be seeking more content. I can share without naming anything specific, we have a handshake agreement with them for another property coming up shortly, and when the time is right, we'll be able to announce it. We enjoy very strong relations with them. They love--as I said, they love Llama Llama. They've done some acquisitions of other properties that we've had. And we anticipate that the vacuum from Disney will only make more opportunity for us and those that have relationships with them.

You know, as you know, I've been producing content for a long time, and one thing I've observed over the years is that the broadcasters go to the people that they feel comfortable with, people that they know deliver them shows on time, on budget that by and large perform well. And that relationship we have with Netflix, and we anticipate that being a growing relationship on a personal level. The people there that runs the kids' business, we're very close with, and we enjoy those relationships elsewhere like at Nickelodeon, which is why we have now Rainbow Rangers coming on Nickelodeon.

Mr. Ishfaque Faruk: Okay. In terms of renewals, you mentioned that you're seeing--that you're pretty confident in terms of the renewal from Netflix. Do you have any updates regarding that?

Mr. Andy Heyward: Well, I--confident is a kind of a financial people speak word. I don’t want to use that. I'm going to say I'm optimistic, and the reason I'm optimistic is because we literally talk with them all day every day. I was in over the weekend on Saturday, and we were talking about the main title. They love the main title. We're here working on it. We're making final edits to it. And there's a great deal of enthusiasm about it.

I should add that--you probably know this, but Llama Llama is what's called a Netflix original. It’s not just an acquisition. It's something that they put their name behind and they get behind in a big way that they will promote in a big way just as say House of Cards is for adult viewing.

So, every factor leads me to believe we're going to get another order. But, of course, they're going to want to see how, you know, how it performs. And it'll go on the air. But, there's a tremendous amount of brand equity in this property that, you know, suggests that it will perform well already.

The books continue to be very big sellers. They have a new book that's going to come out. They've sold over 11 million books. They have a new book that's going to come out in coordination with the launch of the series. We have a number of licensees. We have, you know, retailers like Target that are on board. So, there'll be a lot of noise and a lot of attention to the brand, and I think it's just such an absolutely delightful product, and it's so popular with so many kids and parents.

Mr. Ishfaque Faruk: Yep. Okay, my last question - Rebecca, you briefly mentioned that you deferred revenue balance of around $5 million of which around $3.5 million has to do with Sony. Could you give us like a sense for what are the properties that are included in that $3.5 million?

Ms. Rebecca Hershinger: So, sure. The--that contract with Sony is a multi-property, cross-collateralized deal of properties that we have already delivered to Sony as well as properties that are to be produced. And it's for worldwide distribution rights.

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We are having conversations with Sony in which we are looking at different ways of potential revenues across that multiple brand--those multiple brands. And I brought up earlier when Jim asked the question - additionally in deferred revenue is the $3.5 million for Sony and then about $350,000 of deferred revenue for other cross-collateralized deals. And then the balance of the entire account is these individual licenses - i.e., things like the Mattel, you know, Mattel, Nick Jr., etc., licensees across a number of different properties. Does that give you a better sense of how that account is comprised, what that means?

Mr. Ishfaque Faruk: Absolutely. Thank you.

Ms. Rebecca Hershinger: No problem.

Operator: As a reminder, ladies and gentlemen, if you'd like to ask a question, please press star, one on your telephone keypad.

At this time, I would like to turn the conference over to closing comments--I'm sorry--to management for any closing comments.

Mr. Andy Heyward: I think we've said everything. We're very enthusiastic and excited about the growth of the company. The channel and the IP together continue to ramp up dramatically, and I think as we enter into our next call, there's going to be much more dramatic metrics even than we have today, and I look forward to it.

Operator: Thank you. Ladies and gentlemen, this concludes today's teleconference. You may disconnect your lines at this time.

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